Exhibit 99.6	Form of Beneficial Owner Election Form

TENGASCO, INC.
BENEFICIAL OWNER ELECTION FORM

TO: Bank, Broker, or other Nominee as Record Holder of my Shares of Common Stock of Tengasco, Inc.:

I acknowledge receipt of your letter and the enclosed materials relating to the offering of rights (the “Rights”) to purchase shares of common stock, par value $0.001 per share (“Common Stock”), of Tengasco, Inc. (the “Company”).

This will instruct you on whether to exercise Rights distributed with respect to the Common Stock held by you for my account, pursuant to the terms an subject to the conditions set forth in the prospectus dated________,  2016 (the “Prospectus”).

☐	Please do not exercise my Rights to purchase shares of Common Stock.

☐	Please exercise my Basic Subscription Privilege to purchase two shares of the Common Stock for each share I own on the record date as set forth below.

BASIC SUBSCRIPTION PRIVILEGE

A	B	C
Number of Shares Owned on Record Date for which I Exercise My Basic Subscription Right to Purchase 2 Shares per Right	Subscription Price (for two shares—must purchase both—this is price for both)	Payment Due (A x B)

	$1.32	$___________________________

OVERSUBSCRIPTION PRIVILEGE

☐
I verify that the Basic Subscription Privilege is exercised above for all Tengasco shares I owned on the record date. Please exercise my Oversubscription Privilege to purchase additional shares of the Common Stock, as available in the Rights Offering, if any, as set forth below.

D	E	F
Number of Shares I Request to Purchase under My Oversubscription Privilege	Subscription Price (per each share requested)	Payment Due (D x E)

	$0.66	$__________________________

* * * * * * * *

☐	Payment in the amount of C + F is enclosed: $________________________

☐	Please deduct $_______ (C+F) from the following account maintained by you as follows:

_________________________________________________ (Type of Account and Account No.)